BRT APARTMENTS CORP. REPORTS SECOND QUARTER RESULTS FOR 2021

–Reduces Debt Through Targeted Dispositions Subsequent to Quarter Close –

Great Neck, New York – August 5, 2021 - BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns and operates multi-family properties, today reported that for the three months ended June 30, 2021, it generated net income of $6.03 million, or $0.34 per diluted share, Funds from Operations, or FFO1, of $5.06 million, or $0.29 per diluted share, and Adjusted Funds from Operations, or AFFO, of $5.49 million, or $0.31 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “In the second quarter, BRT continued to build on its strong start for 2021 and produced positive year-over-year results. Specifically, we grew FFO and AFFO per diluted share year-over-year in excess of 21% and 16% respectively, driven primarily by a 4.9% increase in our portfolio’s NOI. As we move ahead, we will continue to take advantage of our embedded pipeline of acquisition opportunities by endeavoring, in appropriate circumstances, to buy out the interests of our joint venture partners. We will continue our efforts to reduce debt and will remain disciplined in pursuing opportunities to acquire multi-family properties that we believe will create long-term value and increased cash-flow for stockholders.”

Financial Results:

Net income attributable to common stockholders was $6.03 million, or $0.34 per diluted share, for the three months ended June 30, 2021, compared to net loss of $4.25 million, or $0.25 per diluted share, for the three months ended June 30, 2020. The increase is due primarily to $9.52 million of gains on the previously announced sales of a multi-family property, Kendall Manor, in Houston, Texas, and a joint venture interest in Anatole Apartments, in Daytona, Florida. The increase was offset by the previously announced $520,000 impairment charge related to the proposed sale of two multi-family properties in St. Louis, Missouri.

FFO was $5.06 million, or $0.29 per diluted share, for the three months ended June 30, 2021, compared to $4.19 million, or $0.24 per diluted share, for the three months ended June 30, 2020, primarily reflecting the improved operating margins at our consolidated and unconsolidated properties.

AFFO for the three months ended June 30, 2021 was $5.49 million, or $0.31 per diluted share for the three months ended June 30, 2021, compared to $4.71 million, or $0.27 per diluted share, in the three months ended June 30, 2020, primarily reflecting improved operating margins at our consolidated and unconsolidated properties.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended June 30, 2021 by the increase of 544,047 weighted average shares of common stock outstanding from the second quarter of 2020 through the current quarter, primarily due to stock issuances pursuant to the Company’s at-the-market equity offering program.

Operating Results:

During the current quarter, BRT’s portfolio benefitted from higher rental rates, occupancy rates and ancillary revenues at its consolidated and unconsolidated properties. Rental and other revenues from consolidated properties for the current three months increased $301,000, or 4.5%, to $6.96 million from $6.66 million for the quarter ended June 30, 2020.
1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release. References to BRT’s portfolio refer to the operations of 100% of its consolidated subsidiaries and BRT’s pro rata share (as defined) of its unconsolidated subsidiaries. Unless otherwise expressly indicated herein, the debt of BRT’s unconsolidated subsidiaries is not presented on a pro rata basis but on a 100% basis. See “Non-GAAP Financial Measures” for further information.

Rental and other revenues from unconsolidated properties for the current three months increased $1.47 million, or 4.7%, to $33.01 million from $31.54 million for the quarter ended June 30, 2020. 2

Total expenses at consolidated properties for the three months ended June 30, 2021 increased 3.0% to $9.87 million from $9.58 million for the three months ended June 30, 2020. Total expenses at unconsolidated multi-family properties improved $360,000, or 1.1%, to $33.50 million for the three months ended June 30, 2021, from $33.86 million from the corresponding 2020 quarter. 3

Equity in loss of unconsolidated joint ventures for the current quarter improved by $895,000 to a loss of $492,000 compared to a loss of $1.39 million in the corresponding quarter of the prior year. The improvement is due primarily to improved operating margins at the unconsolidated properties.

Net operating income, or NOI, at same store properties in our entire portfolio increased in the current quarter by 7.5% to $14.05 million, reflecting improved operating margins. NOI in our entire portfolio increased in the current quarter by 4.9% to $15.04 million, reflecting improved operating margins at same store properties and the inclusion of the operating results of properties that, in the 2020 quarter, were in lease-up.

Transaction Activity During the Second Quarter:

As previously announced, BRT entered into an agreement to purchase from its joint venture partners the remaining 41.9% interest in the joint venture that owns Bells Bluff, a 402-unit multi-family property located in West Nashville, TN. The purchase price for such interest, after giving effect to BRT partners’ carried interest, is approximately $28 million, subject to working capital and certain other adjustments. The completion of this purchase is subject to customary closing conditions, including the refinancing of the floating rate mortgage debt on the property. BRT obtained a commitment for 20-year fixed rate-financing of $52 million at 3.48% and anticipates that this purchase will be completed in August.

BRT purchased from its joint venture partners an additional 14.69% interest in Civic Center I and Civic Center II – South Haven, MS for $6 million and currently owns 74.69% of the venture that owns these properties.

BRT completed the sale to its joint venture partner of BRT’s 80% interest in Anatole Apartments located in Daytona Beach, Florida, and recognized a gain of $2.2 million. BRT also completed the sale of its wholly-owned multi-family property, Kendall Manor, located in Houston, Texas, and recognized a gain of $7.3 million.

As previously announced, BRT recognized a $520,000 impairment charge in connection with its contract to sell to its joint venture partners its 76% interest in the unconsolidated joint ventures that own The Tower at Opop and Lofts at Opop, located in downtown St. Louis, Missouri. The aggregate mortgage debt on these properties totals $26.2 million.

Subsequent Events
In July 2021, BRT completed the previously announced sales of Parc at 980, located in Lawrenceville, Georgia and The Avenue Apartments, located in Ocoee, Florida. BRT had a 50% interest in the unconsolidated joint venture that owns these properties. As a result of these sales, BRT estimates that in the third quarter of 2021, after giving effect to its $4.2 million share of a mortgage prepayment charge, it will recognize its approximate $30 million share of the gain.

In July 2021, BRT paid off $17 million of mortgage debt on its wholly-owned properties. Such mortgage debt was scheduled to mature in the first quarter of 2022 and bore a weighted average interest rate of 4.46%. BRT also reduced its mortgage debt at its unconsolidated subsidiaries by $107 million in connection with the sales of Parc at 980 and The Avenue Apartments. The mortgages on such properties were scheduled to mature in 2028 and bore a weighted average interest rate of 3.94%.

Balance Sheet:

At June 30, 2021, BRT had $34.67 million of cash and cash equivalents, total assets, net of depreciation, of $351.24 million, total debt of $151.84 million, and BRT total stockholders’ equity of $180.48 million. At June 30, 2021, BRT’s unconsolidated subsidiaries had cash and cash equivalents of $15.25 million, total assets of $1,084.00 million and total debt of $814.07 million. At June 30, 2021, BRT’s available liquidity was approximately $57.60 million, comprised of $34.67 million of cash and cash equivalents, $7.93 million of restricted cash, and up to $15.0 million available under its credit facility.

2 Although these are items of income and expense at unconsolidated joint venture properties, these are not presented on a pro rata but on a 100% basis.
3 See footnote 2 above.

At August 2, 2021, BRT’s available liquidity was approximately $84.70 million, including $61.78 million of cash and cash equivalents, $7.92 million of restricted cash for property improvements and up to $15.0 million available under its credit facility. In addition, the unconsolidated joint ventures have approximately $15.0 million of cash and cash equivalents which is used for day-to-day working capital purposes.

At August 2, 2021, BRT had mortgage debt of $809.72 million (including $711.51 million of mortgage debt at its unconsolidated subsidiaries). The mortgage debt at its consolidated subsidiaries had a weighted average interest rate of 4.08% and a weighted average remaining term to maturity of approximately 5.0 years. The mortgage debt at its unconsolidated subsidiaries had a weighted average interest rate of 3.95% and a remaining term to maturity of approximately 7.3 years. Approximately 94% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable-rate construction financing at the Bells Bluff, Nashville, Tennessee, property, which debt is to be replaced with with fixed rate mortgage debt in connection with BRT’s buyout of the interests of its joint venture partners.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Friday, August 6, 2021. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Friday, August 6, 2021 through 11:59 p.m. ET on Friday, August 20, 2021. To access the replay, listeners may use 1-844-512-2921 domestic) or 1-412-317-6671 (international). The passcode for the replay is 13721343.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up. References to same store NOI with respect to BRT's portfolio refers to 100% of the accounts and results of operations of BRT's wholly owned subsidiaries and its pro rata share of the results of operations and accounts of its same store unconsolidated subsidiaries. The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/ distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of our operations and accounts as presented in accordance with GAAP.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Cautionary Statement Regarding Forward Looking Information”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and in the other reports filed by the Company with the SEC thereafter, for a discussion of the factors that could cause BRT’s actual results, performance or achievements to differ from its expectations.

Additional Information:

BRT is a real estate investment trust that owns and operates multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2021 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$140,991	$160,192
Investments in unconsolidated joint ventures	159,799	169,474
Cash and cash equivalents	34,666	19,885
Restricted cash	7,932	8,800
Other assets	7,851	7,390
Total assets	$351,239	$365,741

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$114,745	$130,434
Junior subordinated notes, net of deferred costs	37,093	37,083
Accounts payable and accrued liabilities	18,936	20,536
Total Liabilities	170,774	188,053

Total BRT Apartments Corp. stockholders’ equity	180,480	177,772
Non-controlling interests	(15)	(84)
Total Equity	180,465	177,688
Total Liabilities and Equity	$351,239	$365,741

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
Revenues:
Rental and other revenues from real estate properties	$6,958	$6,657
Other income	3	159
Total revenues	6,961	6,816

Expenses:
Real estate operating expenses	3,166	3,004
Interest expense	1,609	1,809
General and administrative	3,154	2,957
Impairment charge	520	—
Depreciation	1,416	1,809
Total expenses	9,865	9,579
Total revenue less total expenses	(2,904)	(2,763)
Equity in loss of unconsolidated joint ventures	(492)	(1,387)
Gain on sale of real estate	7,279	—
Gain on sale of partnership interest	2,244	—
Income (loss) from continuing operations	6,127	(4,150)
Income tax provision	67	65
Net income (loss) from continuing operations, net of taxes	6,060	(4,215)
Net income attributable to non-controlling interests	(33)	(31)
Net income (loss) attributable to common stockholders	$6,027	$(4,246)

Per share amounts attributable to common stockholders:
Basic and diluted	$0.34	$(0.25)

Funds from operations - Note 1	$5,060	$4,186
Funds from operations per common share - diluted - Note 2	$0.29	$0.24

Adjusted funds from operations - Note 1	$5,489	$4,712
Adjusted funds from operations per common share - diluted -Note 2	$0.31	$0.27

Weighted average number of shares of common stock outstanding:
Basic and diluted	17,720,488	17,176,401

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income (loss) attributable to common stockholders	$6,027	$(4,246)
Add: depreciation of properties	1,416	1,809
Add: our share of depreciation in unconsolidated joint ventures	6,276	6,627
Add: Impairment charge	520	—
Add: our share of impairment charge in unconsolidated joint ventures	348	—
Deduct: gain on sale of real estate and partnership interest	(9,523)	—
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	5,060	4,186

Adjustments for: straight-line rent accruals	(10)	(10)
Add: amortization of restricted stock and restricted stock units	569	461
Add: amortization of deferred borrowing costs	73	80
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	143	163
Less: our share of insurance recovery from unconsolidated joint ventures	(348)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture	—	(169)
Adjustments for non-controlling interests	2	$1
Adjusted funds from operations attributable to common stockholders	$5,489	$4,712

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
Note 2:
GAAP Net income (loss) attributable to common stockholders	$0.34	$(0.25)
Add: depreciation of properties	0.09	0.10
Add: our share of depreciation in unconsolidated joint ventures	0.35	0.39
Add: Impairment charge	0.03	—
Add: our share of impairment charge in unconsolidated joint venture	0.02	—
Deduct: gain on sale of real estate	(0.54)	—
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.29	0.24

Adjustments for: straight line rent accruals	—	—
Add: amortization of restricted stock and restricted stock units	0.03	0.03
Add: amortization of deferred borrowing costs	—	—
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	0.01	0.01
Less: our share of insurance recovery from unconsolidated joint ventures	(0.02)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture	—	(0.01)
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.31	$0.27

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

	Three Months Ended June 30,
Consolidated	2021	2020
GAAP Net income (loss) attributable to common stockholders	$6,027	$(4,246)
Less: Other Income	(3)	(159)
Add: Interest expense	1,609	1,809
General and administrative	3,154	2,957
Impairment charge	520	—
Depreciation	1,416	1,809
Provision for taxes	67	65
Less: Gain on sale of real estate	(7,279)	—
Gain on sale of partnership interest	(2,244)	—
Equity in loss of unconsolidated joint venture properties	492	1,387
Add: Net income attributable to non-controlling interests	33	31
Net Operating Income	$3,792	$3,653

Less: Non-same store Net Operating Income	$(313)	$(560)
Same store Net Operating Income	$3,479	$3,093

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended June 30,
	2021	2020
BRT's equity in loss from joint ventures	$(492)	$(1,387.00)
Add: Interest expense	5,471	5,605
Depreciation	6,276	6,627
Less: Impairment of asset	348	—
Insurance recovery	(348)	—
Gain on insurance recoveries	—	(169)
Equity in earnings of joint ventures	(5)	(9)
Net Operating Income	$11,250	$10,667

Less: Non-same store Net Operating Income	$(682)	$(691)
Same store Net Operating Income	$10,568	$9,976

Consolidated same store Net Operating Income	$3,479	$3,093
Unconsolidated same store Net Operating Income	10,568	9,976
Combined same store Net Operating Income	$14,047	$13,069

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended June 30, 2021
	Total	Partner Share	BRT Share
Revenues:
Rental and other revenue	$33,005	$11,993	$21,012
Total revenues	33,005	11,993	21,012

Expenses:
Real estate operating expenses	15,233	5,471	9,762
Interest expense	8,472	3,001	5,471
Depreciation	9,791	3,515	6,276
Total expenses	33,496	11,987	21,509
Total revenues less total expenses	(491)	6	(497)
Equity in earnings	5	—	5
Impairment charges	(490)	(142)	(348)
Insurance recoveries	490	142	348
Net loss (income)	$(486)	$6	$(492)

	Three Months Ended June 30, 2020
	Total	Partner Share	BRT Share
Revenues:
Rental and other revenue	$31,542	$11,551	$19,991
Total revenues	$31,542	$11,551	$19,991

Expenses:
Real estate operating expenses	14,674	5,350	9,324
Interest expense	8,766	3,161	5,605
Depreciation	10,417	3,790	6,627
Total expenses	33,857	12,301	21,556
Total revenues less total expenses	(2,315)	(750)	(1,565)
Equity in earnings	9	—	9
Net loss	$(1,968)	$(581)	$(1,387)